Exhibit 99.1

March 27, 2015

CONSENT OF PropTester, Inc.

The undersigned hereby consents to the references to our company’s name in the form and context in which they appear in the 2014 Annual Report on Form 10-K of FMSA Holdings Inc. (“FMSA”). We also hereby consent to the filing of this letter as an exhibit to the 2014 Annual Report on Form 10-K of FMSA.

PropTester, Inc.

By: /s/ Ian Renkes

Name: Ian Renkes

Title: Manager of Operations